Exhibit 99.1

     Build-A-Bear Workshop, Inc. Names Louis M. Mucci to Board Of Directors

     ST. LOUIS--(BUSINESS WIRE)--November 17, 2004--Build-A-Bear Workshop, Inc. (NYSE:BBW), an interactive, entertainment retailer of customized stuffed animals, today announced that Louis M. Mucci was elected to the company's board of directors effective immediately.
     Mucci's election brings the number of directors on the Build-A-Bear Workshop board to six, five of whom, including Mucci, are independent directors. Mucci will serve on the board's audit committee as the committee chairman and will be the committee's designated financial expert. He will also serve on the board's nominating and corporate governance committee.
     "Lou brings an ideal blend of experience and knowledge to Build-A-Bear Workshop," said Maxine Clark, chairman and chief executive bear of Build-A-Bear Workshop. "Lou has worked with dozens of new public companies in the retail, entertainment and restaurant industries, helping them mature and advance. His financial, corporate governance and public reporting expertise will benefit us greatly. We look forward to working with Lou as we continue to grow and improve our business."
     Lou Mucci currently holds the position of acting chief financial officer at BJ's Restaurants, Inc., a public company, and serves on that company's board of directors. He retired from PricewaterhouseCoopers LLP in June 2001 after 25 years as a partner with the firm. His most recent position at PricewaterhouseCoopers was Chairman of the West Coast Retail Group. In this role he served on the firm's National Retail Executive Committee.
     Lou Mucci holds a BS degree from California State University, Los Angeles, where he received the Distinguished Alumni Award from the Accounting Department and the School of Business Economics. Mucci is a member of the American Institute of Certified Public Accountants, the California State Society of Certified Public Accountants and the Retail Executive Forum.

     About Build-A-Bear Workshop, Inc.

     Build-A-Bear Workshop is the leading and only national, company providing a "make your own stuffed animal" interactive retail-entertainment experience. As of November 5, 2004, the company operated 170 stores in 40 states and Canada and had ten franchised stores internationally, all under the Build-A-Bear Workshop brand. Build-A-Bear Workshop is headquartered in St. Louis, Missouri. For more information about our company and its products call (888) 560-BEAR (2327).

     CONTACT: Build-A-Bear Workshop, Inc., St. Louis
              Investors and Analysts:
              Molly Salky, 314.423.8000 x5353
              invest@buildabear.com
              or
              Media:
              Jill Saunders, 314.423.8000 x5293
              jills@buildabear.com